Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: David Smith, CFO
Phone: (574) 535-1125
E Mail: drew@drewindustries.com

DREW INDUSTRIES DECLARES QUARTERLY CASH DIVIDEND

Elkhart, Indiana - May 26, 2016 - Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles and adjacent industries, today announced that its Board of Directors approved a regular quarterly cash dividend of $0.30 per share of common stock.

The dividend is payable on June 17, 2016, to stockholders of record at the close of business on June 6, 2016.

About Drew Industries

From 45 manufacturing and distribution facilities located throughout the United States and in Canada and Italy, Drew Industries, through its wholly-owned subsidiary, Lippert Components®, supplies a broad array of components for the leading manufacturers of recreational vehicles and manufactured homes, and to a lesser extent supplies components for adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; pontoon boats; modular housing; and factory-built mobile office units. Drew’s products include steel chassis and chassis components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen and other products; windows; manual, electric and hydraulic stabilizer and leveling systems; furniture and mattresses; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and slide toppers; LED televisions and sound systems; navigation systems; wireless backup cameras; other accessories; and electronic components. Additional information about Drew and its products can be found at www.drewindustries.com.

###